UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/08/2007

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30235

Delaware	04-3257395
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

170 Harbor Way
P.O. Box 511
South San Francisco, California 94083-0511
(Address of principal executive offices, including zip code)

(650) 837-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 8, 2007, the Board of Directors (the "Board") of Exelixis, Inc. (the "Company") appointed Carl B. Feldbaum to the Company's Board to fill a vacancy on the Board. Mr. Feldbaum will also serve as a member of the Company's Nominating and Corporate Governance Committee.

For his Board service, Mr. Feldbaum will receive an annual cash retainer of $20,000, $2,500 for each regular Board meeting attended and $500 for each special meeting attended. As a member of the Nominating and Corporate Governance Committee, Mr. Feldbaum will receive an annual cash retainer of $5,000 and $1,000 for each committee meeting attended. Mr. Feldbaum will also participate in the Company's Non-Employee Directors' 2000 Stock Option Plan (the "Directors Plan"). Pursuant to the terms of the Directors Plan, upon his appointment as a director, Mr. Feldbaum received an initial grant of 25,000 options to purchase shares of the Company's common stock. Twenty five percent of the shares subject to this stock option grant will vest upon the one-year anniversary of Mr. Feldbaum's appointment, with the remaining shares vesting in 36 equal monthly installments thereafter. Following each annual meeting of stockholders, Mr. Feldbaum is also entitled to an annual grant of 10,000 options to purchase shares of the Company's common stock. Shares subject to the annual stock option grant will vest in 12 equal monthly installments over the one-year period following each grant date.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: February 13, 2007	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary